Exhibit 10.47

CONTRACT OF CONSTRUCTION AND SALE FOR

ONE, 2000 H.P. OFFSHORE WINTERIZED SCR DRILLING RIG

This Contract of Construction and Sale (the “Contract”), entered into as of this the 12th day of June, 2011 (the “Execution Date”) by and between Miller Energy Resources, Inc. (“Buyer”), a Tennessee Corporation, with its registered offices at 3651 Baker Hwy, Huntsville, TN  37756, and Voorhees Equipment and Consulting, Inc. (“Seller”), a Texas Corporation with its registered offices at 1011 Highway 6 South, Suite 115, Houston, Texas 77077.  Buyer and Seller are hereinafter referred to as “Parties” and individually as a “Party”.

RECITALS

A.  Seller is in the business of constructing custom oil and gas drilling rigs.

B.  Buyer is an oil and gas exploration company doing business in the Cook Inlet of Alaska.

C.  Buyer owns an offshore platform for which it needs a custom drilling rig.

D.  Buyers wishes for Seller to construct for, and sell to, Buyer a custom rig.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises hereinafter stated, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  The Rig To Be Constructed.  Buyer hereby agrees to purchase from Seller, on the terms set forth in this Contract, one (1) Drilling Rig Model 1320 National Offshore Winterized SCR Rig Package (the “Rig”) to be constructed in accordance with the Specifications attached hereto as Exhibit A (the “Specifications”).  The Specifications have been initialed by representatives of each Party to this Contract, and in the event of any conflict or inconsistency between this Contract and the Specifications, this Contract shall prevail.  Seller hereby agrees to commence and to prosecute diligently the construction and delivery of the Rig in accordance with the Specifications and the other terms and provisions of the Contract.

2.  Price and Payment Terms.  The agreed purchase price of the Rig is $17,927,770.45 (the “Purchase Price”).  All monetary amounts are in U.S. Dollars.  The Purchase Price is inclusive of all sales taxes and similar levies.  The Purchase Price shall be payable in three equal progress payments, along with an initial deposit, as follows:

2.1   Initial Deposit.  Within two business days of the execution of this Contract, Buyer shall make a deposit in the amount of $1,000,000.00, by wire transfer to the account of Seller (the “Initial Deposit”).

2.2   First Progress Payment.  An initial progress payment equal to $5,975,923.48 to be applied to the Purchase Price shall be paid within 14 calendar days of the Execution Date.  The Initial Deposit shall be applied to this first progress payment (the “First Progress Payment”) so long as the First Progress Payment is timely made. In the event Buyer does not make the First Progress Payment on time, the INITIAL DEPOSIT WILL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES AND NOT AS A PENALTY AND THIS CONTRACT WILL BE TERMINATED.

2.3   Second Progress Payment.  A progress payment equal to $5,975,923.48 of the Purchase Price shall be paid by Buyer __30__ days after the First Progress Payment.

2.4   Third Progress Payment.  A progress payment equal to $5,725,923.48 of the Purchase Price shall be paid by Buyer upon full shipment of the Rig.

2.5   Bonus Payments.  In addition to the Purchase Price, the Seller may earn the following bonus payments, if the following conditions are met:

a. Shipping Bonus.  If Seller ships all of the components necessary to construct the Rig from Seller’s yard in Houston on or before 60 days from Seller’s receipt of the First Progress Payment, then Buyer shall pay to Seller a Shipping Bonus in the amount of $250,000.00.  The Shipping Bonus shall be paid, via wire transfer to Seller, within 2 business days of the time Seller informs Buyer in writing that the necessary components have been shipped.

b. Assembly/Setup Bonus.  If Seller fully completes the assembly and/or setup of the Rig on the Osprey platform on or before 60 days from delivery of the necessary components to Buyers receiving facility in Nikiski Alaska, then Buyer shall pay to Seller an Assembly Bonus in the amount of $250,000.00.  The Assembly Bonus shall be paid; via wire transfer to Seller within 2 business days of the time Seller informs Buyer in writing that the assembly and/or setup is complete.

2.6.  Increases or Decreases in Price.  Any change in the Purchase Price can only be made by a written change order signed by both Parties, in accordance with Section 3 below.

2.7  Acceptance Procedure.  The Buyer or its representative shall have the right to inspect the Rig for its conformity to the Specifications.  The Buyer may select an inspection agency (the “Inspection Agency”), to confirm that the Rig is built as ordered and in compliance with the Specifications.  If the Inspection Agency determines that the Rig complies with the Specifications, the Inspection Agency shall issue a Certificate of Acceptance in accordance with Section 6 hereof.  If the Inspection Agency identifies any defects in materials, workmanship or other non-compliance with the Specifications, the Inspection Agency shall provide Buyer and Seller with a written statement accurately describing such defects or non-compliance.  Seller must correct, to the satisfaction of the Inspection Agency, all such defects or noncompliant issues.

In addition to the test and inspection required in this Section 2.7, the Rig shall also be tested during installation and if any equipment or parts are found defective, the same shall be replaced free of all costs to the Buyer at site as quickly as such replacement parts may be obtained and delivered.  Nothing in this Section 2.7 shall in any way release the Seller from any warranty or other obligations under this Contract.  The final payment of $250,000 to Seller shall be due upon final acceptance of the Rig.

2.8  Final Delivery.  Seller shall use its best efforts to cause the final delivery of the Rig to the dock in Kenai within _90_days from the date of receipt of the First Progress Payment.  Such delivery schedule contemplates 30 days for transit.  Time is of the essence of this Contract.  However, Buyer and Seller acknowledge that it is impossible to guarantee completion and Final Delivery by a particular date as the availability of parts and labor is unpredictable and Buyer and Seller therefore agree that in the event Seller anticipates delays on the final delivery, the Buyer will be informed immediately.  Upon such notification and at the Seller’s request, Buyer shall execute a written agreement, which shall not be unreasonably withheld, to extend the final delivery.  It is estimated by the Parties that the Rig may be completely assembled and set up within 150 days, if shipment is made 60 days after the First Progress Payment, transit takes 30 days, and assembly and setup requires another 60 days.

2.9  Method of Payment.  Payments shall be by wire transfer to the account of Seller in Houston, Texas, in accordance with the wire instructions furnished to Buyer in writing by Seller.

3.  Change Orders.  Buyer and Seller must mutually agree in a writing signed by both Parties with respect to any alterations, deletions or additions to the Contract or the Specifications.  No change shall be performed unless and until a written change order, including any adjustments in the Purchase Price and final delivery, is received by Seller.  Buyer shall provide Seller with sufficient detail to enable Seller to evaluate properly the impact of the change order on both the Purchase Price and the Final Delivery.

4.  Ownership.  Title to certain components of the Rig shall vest in Buyer in stages upon payment to Seller and shall reflect one third (1/3), with each respective payment, of the  Rig value, F.O.B. Kenai, Alaska,. Upon Seller’s receipt of each progress payment, Seller shall issue a detailed bill of sale transferring ownership of the equipment described in the bill of sale to the Buyer.  Neither Buyer nor Seller shall place or create, or permit to be placed or created, any liens, charges or encumbrances or security interest as to, or pledges of, the Rig, and any lien, charge, encumbrance or security interest so placed or created shall be promptly released with ten (10) days of such, by the Party placing or permitting same to be placed; provided however, that any interim lender to Buyer may obtain a lien, claim or ownership in the Rig as progress payments are made and may obtain and hold a collateral assignment of Buyer’s rights under this Contract.  Seller hereby waives any mechanic’s or materialmen’s lien it may have against the Rig with respect to any portion thereof paid for and owned by Buyer.  If requested by Buyer, Seller shall obtain the written consent of its secured creditors to the ownership of the Rig and related items by Buyer or its lender during the time the Rig and related items are part of Seller’s work in process.

Seller agrees to promptly execute and deliver all bills of sale or other conveyance documents requested by Buyer to effectuate the intent of this Section 4.

5.  Insurance.  As soon as practical after signing of the Contract, Seller shall obtain at its own cost and expense, and furnish Buyer with documentation evidencing the following insurance:

5.1 Products Insurance.  Seller shall provide proof of insurance in an amount of not less than $1,000,000 for products at its facility covering the period of construction.  If Buyer requires to be named as an additional insured, Buyer shall pay the cost of such designation.

5.2  Comprehensive Public Liability and Bodily Injury Coverage.  Seller shall provide proof of comprehensive public liability insurance, excluding products and completed operations, having coverage of not less than $2,000,000.

5.3  Insurance Companies.  Each of the policies described above shall be issued by financially sound insurance carriers, and shall either on the face thereof or by appropriate endorsement:

_	Provide that it will not be cancelled or its coverage reduced except upon twenty (20) days prior written notice to Buyer

_	Be maintained in full force and effect until the date the Rig is delivered to and accepted by Buyer.

6.  Periodic Inspections and Oversight.  Seller shall keep Buyer or its designated representatives fully informed on a regular basis as to the progress of the construction, the receipt of materials and equipment and the status of the  Rig, including information relating to the building Schedule.

In addition, Buyer or its designated representatives shall be entitled to access to Seller’s facilities at all times during ordinary working hours, in order to inspect the status and progress of the construction of the Rig.  Seller shall answer all questions posed by Buyer or its representatives relating to the Rig if presented in writing and in detail to Seller.  Notwithstanding the foregoing sentence, Buyer shall be able to ask questions of any of Seller’s employees, contractors, or subcontractors involved in the construction of the Rig, and such individuals may answer any question so posed, on any occasion when Buyer may visit Seller’s facilities.

The Inspection Agency through its representatives shall be entitled to carry out inspections to confirm that the Rig is being built as ordered and in compliance with the specifications.  The report of the Inspection Agency shall be binding on the Seller.  As a condition to Buyer’s acceptance of the Rig, the Inspection Agency also shall issue a Certificate of Acceptance upon its satisfaction, in its sole discretion, that the Rig has been properly completed.

7.  Intellectual Property.  Buyer recognizes the rights of Seller to all trademarks, patents issued to or licensed by Seller, and all proprietary designs relating to the Rig.  Buyer shall not provide any copies to third parties of any technical information or designs provided by Seller and shall use or disclose such data only in connection with the operation or maintenance of the Rig.  Seller shall provide with the Rig two (2) sets of the Rig manuals for operation and maintenance of the Rig and related equipment.  Such manuals and handbooks shall be written in clear and precise form in the English language to ensure efficient installation, testing and maintenance of the Rig and all equipment supplied.

Seller shall indemnify the Buyer against all third-party claims/actions of infringement of patent, trademark or proprietary design rights arising from the use of the Rig or any part thereof.

8.  Technical Support.  Seller shall commission qualified technicians or engineers to the  Rig location for 14 calendar days to assist in the Rig set up and start up.  Buyer will bear all expenses incurred by Seller related to travel, lodging and meals and other expenses approved in advance by Buyer.  The Technician fee will be $1,500.00 per day and is also payable by Buyer.  Travel shall be economy class return ticket.  Seller will promptly respond to all requests for technical information required to operate and maintain the Rig.

9.  Dispute Resolution.

Upon the demand of any Party, any Dispute shall be resolved by binding arbitration (except as set forth below) in accordance with the terms of this Contract.  A “Dispute” shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Contract, or other activities, transactions or obligations of any kind related directly or indirectly to any of this Contract.  Any Party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any Party who fails or refuses to submit to arbitration following a lawful demand by any other Party shall bear all costs and expenses incurred by such other Party in compelling arbitration of any Dispute.

Governing Rules.  Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA commercial arbitration rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code). The arbitration shall be conducted at a location in Houston, Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated.  Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction.

Arbitrator Qualifications and Powers; Awards.  Arbitrators must be active members of the Texas State Bar with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of Texas, (ii) may grant any remedy or relief that a court of the state of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each Party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  In the event of an arbitral panel consisting of three arbitrators, each Party shall select one arbitrator.  The Party-chosen arbitrators shall select the third arbitrator.

Judicial Review.  Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $10,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law.  In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the Parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Texas, and (iii) the Parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (a) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (b) whether the conclusions of law are erroneous under the substantive law of the state of Texas.  Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Texas.

Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the Parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the demand with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein or to the extent such information becomes publicly available other than as a result of a breach of this Section 9.  This arbitration provision shall survive termination, amendment or expiration of the Contract or any relationship between the parties.

10.  Export – Import.  To the extent that this paragraph is applicable to the transport of the Rig to its final location in the Cook Inlet of Alaska, Seller shall co-operate with Buyer to obtain all required licenses or permissions to export the Rig.  Seller represents that there are no legal impediments or prohibitions that would prevent such export from the United States.  Buyer shall be responsible for all required import licenses or permissions.  Buyer shall bear the cost of all import licenses, duties, taxes or other charges.

11.  Warranty.  Seller shall provide the warranties for the Rig items, including “passing through” all warranties it receives from its vendors, sub-Contractors and material-men.  Such warranties continue until three (3) months from final acceptance of the Rig for the mast and substructure. Rebuilder warranties shall also pass through and shall not exceed the rebuilder stated warranty or 3 months, whichever is less.

12.  Miscellaneous.  The following miscellaneous provisions shall apply:

12.1 Survival of Representations and Warranties.  The representations and warranties made by Seller in this Contract shall not be deemed waived or otherwise affected by any investigation or due diligence effort made by any other Party hereto.  Each representation and warranty shall survive the closing of this Contract, and continue in full force and effect for a period of one year from the date of this Contract.

12.2 Notices.  All notices, requests, demands, waivers and other communications required or permitted to be made under this Contract (“Notices”) shall be in writing and shall be made in any of the following methods: i) personal delivery by messenger or courier, receipt acknowledged and dated, or ii) deposited in the U.S. mails using certified or registered mail with postage prepaid and properly addressed, or iii) by facsimile electronic transmission, receipt confirmed in writing, or iv) federal express or other overnight courier.  Notices shall be sent, delivered or transmitted, as appropriate, to the addresses and fax numbers that appear above or on the signature page hereof.

Any Party may change the addresses, telephone or telefax number by serving Notice on all other Parties.  All such notices shall be deemed effective i) if mailed, the earlier of two days from deposit in the U.S. mails or actual receipt, ii) if personal or Federal Express delivery, upon delivery, iii) if facsimile, upon receipt.

12.3 Severability.  If any provision of this Contract shall be determined to be contrary to law and unenforceable by any court of law, such provision shall be stricken from this Contract, and the remaining provisions shall remain in full force and effect as if the invalid or unenforceable provision had never been contained in the Contract.

12.4 Entire Agreement/Amendment.  This Contract and the Exhibits hereto contain every obligation and understanding between the Parties relating to the subject matter hereof, and merges all prior discussions, negotiations and agreements, if any, between them, and no condition, definition, understanding, warranty, representation or agreement contained in this Contract may be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements.  This Contract can be amended only by written instrument dated and executed by all the Parties to this Contract.

12.5 Counterparts.  This Contract may be executed and delivered by fax and in several counterparts, each of which shall be deemed an original document and all of which shall constitute one and the same instrument.  Delivery of executed signature pages by facsimile transmission shall constitute effective and binding execution and delivery of this Contract.

12.6  Headings.  The headings contained in this Contract are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Contract or any provision thereof.

12.7  Venue and Jurisdiction.  This Contract will be governed by and construed under the laws of the State of Texas, without regard to the application of any conflicts of laws principles.

12.8  Waiver or Delay.  A waiver by any Party of any breach or default of this Contract shall not constitute a waiver of future reoccurrences of such breach, or other breaches.  A waiver by any Party of any terms, conditions, rights or obligations under this Contract shall not constitute a waiver of such term, condition, rights or obligation in the future.  No delay or omission to exercise any right, power or remedy held by or accruing to a Party upon breach or default by the other Party shall impair any such right, power or remedy, nor be construed as a waiver of such breach or default, or an acquiescence thereof, or of any further or future breach or default.  Any waiver must be in writing signed by the Party waiving the right.  All remedies, either under this Contract or at law or in equity, afforded to a Party shall be cumulative and not alternative.

12.10  Further Assurances.  From time to time hereafter and without further consideration, each of the Parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment, assumption or transfer, and take such further actions, as the other Party may reasonably request in order to more effectively convey the assets sold under this Contract, or otherwise accomplish the terms and purposes of this Contract.

13. Default.  In the event that Buyer defaults, Seller shall have the  right to sell the Rig.  If the Rig is sold at price equal or greater than the Purchase Price, Seller shall have the right to return 90% of all progress payments made to Seller by Buyer and regain ownership of the Rig and all parts, equipment, and materials, at which time title to the Rig shall become vested in Seller. Buyer will cooperate in the process of selling the Rig and will if requested by Seller execute any and all documents necessary to effectuate a sale or to restore Seller to full title to all components of the Rig.

14. No Assignment.  This Contract can not be transferred or assigned without the consent of all Parties hereto, except that Buyer may assign the Contract to collateralize loans made to Buyer to pay for the Rig.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Contract as of the date first above written.

Miller Energy Resources, Inc.	Voorhees Equipment and Consulting, Inc.

By_____/s/ Scott M. Boruff_________	By______/s/ Ron Voorhees_________
Scott M. Boruff, CEO	Ron Voorhees, President

Phone 865-223-6575	Phone 281-414-6051

Fax 865-691-8209	Fax 281-497-6466